AGREEMENT AND RELEASE


     THIS AGREEMENT AND RELEASE, made this 29 day of May, 1997, by and between Derma Sciences, Inc. ("DSI") and Gary L. Borthwick ("Borthwick").
     WHEREAS, Borthwick is presently employed as Vice President for Finance and Operations and Chief Financial Officer for DSI,
     WHEREAS, Borthwick has indicated his intent to tender his resignation as Vice President for Finance and Operations and Chief Financial Officer for DSI, and DSI has indicated its intention to accept the same with regret,
     NOW, THEREFORE, the parties hereto, in consideration of the promises and covenants herein contained, and intending to be legally bound, hereby agree as follows:
     1. Resignation Effective Date. Borthwick hereby tenders his resignation and DSI accepts the same effective July 1, 1997, under and subject to the conditions set forth in this Agreement.
     2. Severance Payment. DSI shall pay to Borthwick a cash severance payment in the total amount of One Hundred Thirty-Five Thousand Dollars ($135,000), to be paid in twenty-four (24) equal installments of $5,625 each beginning January 1, 1998 and biweekly thereafter until paid in full.
     3. Forgiveness of Promissory Note. The entire remaining principal balance and interest owed to DSI by Borthwick in the amount of $74,247.68 relative to that certain promissory note dated January 17, 1995 by Borthwick, maker, and DSI, payee is hereby forgiven.
     4. Character of Severance Payment. The severance payment provided in paragraph 2 hereof constitutes, in its entirety, taxable compensation to Borthwick and DSI shall withhold Federal, state and local tax obligations of Borthwick incident thereto as required by applicable law.
     5. Consulting. Borthwick shall render consulting services to DSI as an "independent contractor" and not as an employee. Such consulting services may include, but will not necessarily be limited to, services related to the transfer of accounting/financial functions to New Jersey, training personnel and installing securities reporting systems during the period from July 1, 1997 through December 31, 1997. Borthwick shall be compensated for said consulting services as follows: $67,000.00 on July 1, 1997; $33,000.00 on October 1, 1997
and $35,000.00 on January 1, 1998. It is understood that Borthwick will pursue educational opportunities during the period the foregoing consulting services are rendered. Accordingly, said consulting services shall be scheduled so as not to interfere with Borthwick's educational commitments.
     6. Stock Options. Stock options heretofore provided to Borthwick pursuant to his Employment Agreement dated December 29, 1995 and his Senior Management Stock Option Agreement dated March 5, 1997, of which 20,000 shares and 10,000 shares, respectively, are vested shall expire on July 1, 2002.
     7. Health Benefits. Health benefits heretofore provided to Borthwick pursuant to his Employment Agreement dated December 29, 1995 by DSI shall continue until the earlier of December 31, 1998, or the date Borthwick secures employment and becomes eligible for employer provided health benefits.
     8. Performance References. DSI shall provide positive references relative to Borthwick's performance while employed by DSI in response to all inquiries made in respect of same.
     9. Maintenance of Confidentiality. Borthwick hereby undertakes and agrees to maintain, in perpetuity, the strict confidentiality of all customer lists, trade secrets, technology, formulas, research, product information, studies and all other knowledge of DSI regardless of whether same is, or may be, proprietary.
     10. Covenant Not-to-Compete. Borthwick hereby agrees that he shall not, directly or indirectly, own, manage, operate, control, be employed by, participate in, render advice with respect to, or be connected in any manner with the ownership, management, operation or control of any business that manufactures, develops or sells "wound care products" within the United States for a period of One (1) year from the date of this Agreement.
     11. Further Assurances. Borthwick hereby agrees, without additional consideration, to cooperate with DSI relative to DSI's prosecution or defense of any and all litigation, whether same is pending or instituted in the future, as to which Borthwick has, or may have, material factual information. Such cooperation shall include, but shall not necessarily be limited to, consultation with personnel of DSI and its counsel, giving of depositions and rendering of testimony.
     12. Release by Borthwick. Borthwick hereby releases DSI, its officers, directors, shareholders and agents from any and all causes of action, claims, rights or obligations which he may have, of whatsoever nature, which have arisen from the beginning of the world to the date of these presents, other than claims arising under this Agreement.
     13. Release by DSI. DSI hereby releases Borthwick from any and all causes of action, claims, rights or obligations which it may have, of whatsoever nature, which have arisen from the beginning of the world to the date of these presents.
     14. Representation. The undersigned Chairman of DSI is authorized by the Board of Directors of DSI to execute this Agreement.
     15. Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, representations and undertakings of the parties whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless contained in a writing executed by the party against whom such supplement, modification or waiver is sought to be enforced.
     16. Governing Law. This Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania.
     WHEREFORE, the parties have hereunder set their set their hands and seals as of the date first hereinabove written.



                      DERMA SCIENCES, INC.



                      By:/s/   Edward J. Quilty
                         ----------------------
                         Edward J. Quilty, Chairman




                        /s/  Gary L. Borthwick
                        ----------------------
                        Gary L. Borthwick